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                                                      Exhibit (11)

                      AMERICOLD CORPORATION

                   STATEMENT RE COMPUTATION OF
                       PER SHARE EARNINGS

              (In thousands, except per share data)

                                               Three months  Three months    Nine months    Nine months
                                                  ended         ended           ended         ended
                                               last day of    last day of    last day of    last day of
                                              November 1995  November 1996  November 1995  November 1996
                                              -------------  -------------  -------------  -------------
                                               (Unaudited)    (Unaudited)   (Unaudited)   (Unaudited)

Net income (loss)                               $  1,185       $    154      $ (7,796)     $ (4,855)

Less:  total accrued preferred dividend

  (52.936 shares x 13.50% x 3/12 yr)                (179)             -             -             -
  (52.936 shares x 13.00% x 3/12 yr)                   -           (172)            -             -
  (52.936 shares x 13.50% x 9/12 yr)                   -              -          (536)            -
  (52.936 shares x 13.50% x 4/12 yr)                   -              -             -          (238)
  (52.936 shares x 13.00% x 5/12 yr)                   -              -             -          (287)
                                                 -------        -------       -------       -------

Net income (loss) for per share calculation     $  1,006       $    (18)     $ (8,332)     $ (5,380)
                                                 =======        =======       =======       =======

Weighted average number of shares
  outstanding                                      4,861          4,943         4,861         4,935
                                                 =======        =======       =======       =======


Net income (loss) per share                     $   0.21       $  (0.00)     $  (1.71)     $  (1.09)
                                                 =======        =======       =======       =======
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